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                                                                  Exhibit 4.2
                             STOCK OPTION AGREEMENT



            THIS STOCK OPTION AGREEMENT ("Agreement") is made and entered into as of December 3, 1996, by and between UNITED RESTAURANTS, INC. ("Company"), a Delaware corporation, and Stanley Shuster ("Optionee").

            WHEREAS, the Company has adopted a 1996 Stock Option Plan ("Plan") for the granting to the Company's employees, officers, directors and other key contributors of options to purchase shares of Common Stock from the Company in order to encourage stock ownership in the Company by such persons; and

            WHEREAS, pursuant to the Plan, the Company's Board of Directors has approved the execution of this Agreement to evidence the grant to the Optionee of the right and option to purchase shares of the Common Stock of the Company upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual obligations herein contained, it is agreed as follows:

            1.    Grant and Exercise of Option.

            The Company grants, as of the date set forth above, to the Optionee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 100,000 shares of the Company's no par value Common Stock ("Shares") at the purchase price of $1.00 per Share, exercisable in the amount and at the times set forth in this paragraph below:

                  (a) The options granted under this Agreement may be exercised only in accordance with the terms of the Plan, a copy of which is incorporated herein by reference. All of the options shall be exercisable during the five (5) year period after the date hereof.

                  (b) No Shares shall be delivered pursuant to the exercise of any option, in whole or in part, until qualified for delivery under such laws and regulations as may be deemed by the Board of Directors to be applicable thereto and until payment in full of the option price therefor is received by the Company. No Optionee shall be or deemed to be a holder of any Shares subject to such option unless and until the certificate or certificates therefor have been issued.

                  (c) Notwithstanding anything provided herein to the contrary, any option granted shall terminate at the close of business on the date preceding the fifth anniversary of the date of grant.
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            2.    Notice.

            Any notice to the Company provided for in this Agreement shall be in writing addressed to it in care of its Secretary at its principal corporate office, and any notice to the Optionee shall be in writing addressed to him or her at the address then appearing for him or her on the personnel records of the Company. Either party may designate to the other a different address for the purpose of this paragraph by a written notice given in accordance herewith.

            3.    Plan Incorporated Herein.

            The option hereby granted is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof. The Plan shall control in the event there is any conflict between the Plan and this Agreement and on matters not contained in this Agreement.

            4.    Date of Grant; Applicable Law.

            This Option has been granted, executed and delivered the day and year first above written, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

                                    UNITED RESTAURANTS, INC.



                                    By: /s/ Harry Shuster
                                          President



                                    /s/ Stanley Shuster
                                    OPTIONEE:  Stanley Shuster


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